AMENDMENT NO. 3 TO RIGHTS AGREEMENT

     AMENDMENT NO. 3, dated as of March 25, 2008, to the Rights Agreement dated as of January 25, 2004, as amended as of May 10, 2005 and as of July 23, 2007 (the "RIGHTS AGREEMENT"), between Sun-Times Media Group, Inc. (f/k/a Hollinger International Inc.), a Delaware corporation (the "COMPANY"), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "RIGHTS AGENT") (the capitalized terms have the respective meanings assigned to them in the Rights Agreement).

     WHEREAS, the Company and the Rights Agent entered into the original Rights Agreement, specifying the terms of the Rights (as defined therein) in January 2004, the Company adopted Amendment No. 1 as of May 10, 2005 and the Company adopted Amendment No. 2 as of July 23, 2007;

     WHEREAS, the Company desires to further amend the Rights Agreement to amend certain definitions;

     WHEREAS, the amendment of the Rights Agreement set forth in this Amendment No. 3 has been approved by the Board in accordance with the Rights Agreement; and

     WHEREAS, the amendment of the Rights Agreement set forth in this Amendment No. 3 does not affect the rights, duties or obligations of the Rights Agent and therefore does not require the approval of the Rights Agent.

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. Section 1(a) of the Rights Agreement is amended by deleting the definition of the term "Grandfathered Common Shares" set forth in the definition of "Acquiring Person" therein in its entirety and substituting therefore a new definition of the term "Grandfathered Common Shares" reading as follows:

              "GRANDFATHERED COMMON SHARES" means, with respect to any Exempt Stockholder, any Common Shares that such Exempt Shareholder beneficially owned as of July 23, 2007, any Common Shares into which any such Common Shares are converted following July 23, 2007 in accordance with the Company's certificate of incorporation as amended and any other Common Shares received from the Company by such Exempt Shareholder (i) as compensation for employment services on or after July 23, 2007 or (ii) under the Term Sheet (as defined below)."

     2. Section 1(j) of the Rights Agreement is amended by adding the following at the end of clause (z) immediately after the reference to "April 20, 2005" in the definition of "Exempt Stockholder" set forth therein:

            "plus any Class A Common Shares issued by the Company pursuant to the Term Sheet (as defined below);"

     3. Section 1(j) of the Rights Agreement is amended by adding the following at the end of definition of the term "Exempt Stockholder" set forth therein:

            "For the avoidance of doubt, none of (1) the execution and delivery of the Term Sheet by the parties thereto, (2) the implementation of the plans described therein (including the conversion of shares of Class B Common Stock into shares of Class A Common Stock and the issuance of additional shares of Class A Common Stock in accordance with the Term Sheet) shall cause an Exempt Stockholder to fail to qualify as an Exempt Stockholder. For purposes hereof, the "Term Sheet" means that certain CCAA Plan Term Sheet dated as of March 25, 2008 among Hollinger Inc, Sugra LTD, 4322525 Canada Inc. and the Company."

     4. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. All references in the Rights Agreement to the "date hereof" and the "date of this Agreement" shall continue to refer to January 25, 2004 and all references in the Rights Agreement to "hereafter" shall continue to mean after January 25, 2004.

     5. This Amendment shall be effective as of the date first written above and, except as set forth above, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to be duly executed as of the date first written above.

                                   SUN-TIMES MEDIA GROUP, INC.



                               By  /s/ James D. McDonough
                                   ---------------------------------------
                                   Name:  James D. McDonough
                                   Title: Vice President, General Counsel
                                              & Secretary



Acknowledged as of the date first set forth above:

MELLON INVESTOR SERVICES LLC,
As Rights Agent



By   /s/ Georg Drake
     ----------------------------
     Name:  Georg Drake
     Title:  Relationship Manager